             CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Registration
Statement No. 333-146105 on Form N-1A of our report dated March 13, 2008, relating to the financial statements and financial highlights of Oppenheimer
Portfolio Series Fixed Income Active Allocation Fund, appearing in the Annual
Report on Form N-CSR of Oppenheimer Portfolio Series Fixed Income Active
Allocation Fund for the period ended January 31, 2008, and to the references to us under the headings "Independent Registered Public Accounting Firm" in the
Statement of Additional Information and "Financial Highlights" in the
Prospectus, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
May 29, 2008